FORM 1-K

ANNUAL REPORT PURSUANT TO REGULATION A

For the year ended December 31, 2025

Cardone Non Accredited Fund, LLC

Commission File No. 024-12283

87-4745769

I.R.S Employer Identification No.

Delaware

(State or other jurisdiction of incorporation or organization)

Cardone Capital LLC

18851 NE 29th Ave STE 1000

Aventura, FL 33180

Office: (310) 777-0255

Email: invest@Cardonecapital.com

All correspondence:

Jonathan Sabo, Esq.

Dodson Robinette PLLC

1431 E. McKinney St. Suite 130

Denton, TX 76209

EMAIL FOR CORRESPONDENCE: jonathan@crowdfundinglawyers.net

Class A Interests (Unit)

(Title of each class of securities issued pursuant to Regulation A)

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

We make statements in this Annual Report on Form 1-K (“Annual Report”) of Cardone Non-Accredited Fund, LLC (the “Company”, “Cardone Non-Accredited Fund, LLC”, “CNAF,” “we,” “our” or “us”) that are forward-looking statements within the meaning of the federal securities laws. The words “believe,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “seek,” “may,” and similar expressions or statements regarding future periods are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any predictions of future results, performance or achievements that we express or imply in this Annual Report or in the information incorporated by reference into this Annual Report.

The forward-looking statements included in this Annual Report are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive, and market condition and future business decision, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. The Company does not promise to update any forward-looking statements to reflect changes in the underlying assumptions or factors, new information, future events or other changes.

The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The preparation of these financial statements requires our management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On a regular basis, we evaluate these estimates. These estimates are based on management’s historical industry experience and on various assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates.

Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to:

•	changes in economic conditions generally and the real estate market specifically;

•	limited ability to dispose of assets because of the relative illiquidity of real estate investments;

•	intense competition in the real estate market that may limit our ability to attract or retain tenants or re-lease units;

•	defaults on or non-renewal of leases by tenants;

•	increased interest rates and operating costs;

•	our failure to obtain necessary outside refinancing;

•	decreased rental rates or increased vacancy rates;

•	changes in multi-family or geographic market trends;

•	changes in real estate and zoning laws and increases in real property tax rates and values;

•	failure of acquisitions to yield anticipated results;

•	failure to achieve the target returns, internal rate of return, multiple and distributions to Members;

•	legislative or regulatory changes impacting our business or our assets; and

•	exposure to liability relating to environmental and health and safety matters.

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CARDONE NON ACCREDITED FUND, LLC

ANNUAL REPORT ON FORM 1-K

For the Year ended December 31, 2025

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PART II

Cardone Non Accredited Fund, LLC

Item 1. Business

The Company

CARDONE NON ACCREDITED FUND, LLC (the “Company”) is a limited liability company organized January 31, 2022 under the laws of Delaware and managed by Cardone Capital LLC, a Delaware limited liability company (the “Manager”). The Company was organized to primarily invest directly or indirectly in real estate within the multifamily or commercial real estate segment.

On September 30, 2023, the Company began accepting subscription agreements from investors. The Company’s activities prior to the commencement of this offering have consisted of formation activities, issuance of 250 Class A Units to Grant Cardone, Manager of Cardone Capital LLC on the same terms as those being sold in the Company’s Regulation A Plus offering. As of April 30, 2026, the Company has issued 479,761 Class A units and 1,000 Class B units.

The Company is offering 749,750 Class A Interests at $100 per unit. Interest through a Tier II offering pursuant to Regulation A under the Securities Act, also known as “Reg A Plus” and sells the Interests directly to investors and not through registered broker-dealers who are paid commission. The minimum investment is $5,000. The maximum amount to be raised in the offering is $74,975,000.

The Company invests in real estate through limited liability corporations (“Cardone Member LLC’s”) (treated as partnerships) that own a single multifamily property (through single purpose entities “SPE’s”). The Cardone Member LLC’s are each co-owned by the Company, an affiliated entity for accredited investors with common management (a “Cardone Equity Fund” or “CEF”), and (when required by lenders) Grant Cardone, manager of Cardone Capital, LLC. When Grant Cardone invests in the Cardone Member LLC, he typically owns from 1% to 2.5% of the LLC’s. The Manager has parallel invested the funds raised from the Company’s offering in the Cardone Member LLCs alongside funds raised from different CEF offerings. (See Annual Report Item 7. Financial Statements, Note 3 Investments in Unconsolidated Investees and Note 5 Related Party Transactions for further information.) The Company’s ownership interest in each Cardone Member LLC is and will be the equivalent of its Capital Contributions divided by total Capital Contributions made to the underlying entity, which results in slight changes to ownership percentages as the Manager adjusts and reconciles the Capital Contributions of the Company and the relevant CEF during the first six to twenty-four months of Property Ownership. As of April 30, 2026, the Company currently holds the following real estate investments:

•

A 11.22% ownership interest in Cardone Manor Member, LLC which owns T-C The Manor at Flagler Village, LLC (dba 10X Flagler Village), which owns and operates a 382-unit, Class A luxury apartment community located in Fort Lauderdale, Florida. The property is located in downtown Fort Lauderdale’s centrally located Flagler Village and features direct access to Fort Lauderdale’s retail and commercial hub. The property was built in 2015 with an average unit size of 964 sq. ft. The Company purchased this interest in May 2024. As of April 30, 2026, the Company has invested a total of $17,309,054 in Cardone Manor Member, LLC, which is 11.220% of the total capital invested in Cardone Manor Member, LLC.

•

An 8.13% ownership interest in Cardone Jacaranda Member, LLC which owns TRPF Laurels at Jacaranda, LLC (dba The Laurels at Jacaranda), which owns and operates a 468-unit Class A multifamily community located in Plantation, Florida. This property was built in 1990 with an average unit size of 1040 sq. ft. The Company purchased this interest in June 2024. As of April 30, 2026, the Company has invested a total of $10,783,928 in Cardone Jacaranda Member, LLC, which is 8.125% of the total capital invested in Cardone Jacaranda Member, LLC.

•

A 16.54% ownership interest in Cardone Edge Member, LLC which owns T-C The Edge at Flagler Village, LLC (dba The Edge at Flagler Village), which owns and operates a 331-unit, Class A luxury apartment community located in Fort Lauderdale, Florida. The property is located in downtown Fort Lauderdale’s centrally located Flagler Village and features direct access to Fort Lauderdale’s retail and commercial hub. The property was built in 2015 with an average unit size of 941 sq. ft. The Company purchased this interest in September 2024. As of April 30, 2026, the Company has invested a total of $19,433,629 in Cardone Edge Member, LLC, which is 16.54% of the total capital invested in Cardone Edge Member, LLC.

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10X at Flagler Village

10X at Flagler Village (aka The Manor at Flagler Village) is a Class A asset in which the Fund invested in May 2024. The property, which was constructed in 2014 and is situated just steps away from the downtown Fort Lauderdale, FL commercial and retail center, has 382 Class A apartment homes and boasts over 24,000 square feet of desirable, pedestrian-friendly retail space. Since 2020, 10X at Flagler Village has undergone over $3.5 million in capital improvement projects, enhancing its appeal with features including new exterior paint, upgraded amenities and pool furniture, fresh hallway carpet and paint, modernized landscaping, smart home capabilities, and hard surface flooring in the bedrooms

10X at Jacaranda

The Fund invested in 10X at Jacaranda (fka Laurels at Jacaranda) which is a 1990 vintage, 468-unit Class A property located in Plantation, FL in which the Fund invested in June 2024. This irreplaceable asset spans an impressive 31 acres, provides residents with recently renovated living spaces, resort-style amenities and immediate access to the neighboring 71-acre Central Park.

The Edge at Flagler Village

In September 2024, The Fund invested in The Edge at Flagler Village, which is a 2014 vintage and 331-unit Class A property located in Fort Lauderdale, FL.

As of April 30, 2026, the Company had co-invested with Cardone Equity Fund (“CEF”) 23, CEF 24, and CEF 25. The below table reflects investments in 10X at Flagler Village, 10X at Jacaranda, and The Edge at Flagler Village:

	Cardone Manor Member, LLC		Cardone Jacaranda Member, LLC		Cardone Edge Member, LLC
Entity	Investment	Percentage	Investment	Percentage	Investment	Percentage
CEF 23	$136,963,600	88.78%	-	-
CEF 24	-	-	$121,939,634	91.87%
CEF 25					$98,045,550	83.46%
Cardone Non-Accredited Fund, LLC	$17,309,054	11.22%	$10,783,928	8.13%	$19,433,629	16.54%
Total	$154,272,654	100.00%	$132,723,562	100.00%	$117,479,179	100.00%

Due to high interest rates, the three properties that the Company is currently invested in were purchased with cash and do not have significant debt. If interest rates fall, the Cardone Member LLCs may be able to procure financing at favorable rates, and the Manager may choose to refinance the above properties, in which case it will make a pro-rata return of the Capital Contributions of Class A Members pursuant to the terms of the Operating Agreement (after holding back suitable reserves of working capital for the use of a mortgaged property and paying off any amounts owed to the Manager).

Other than the above identified rental properties, we do not lease or own any real property. Our Manager currently is working to identify multifamily properties in which we may invest after we raise additional capital. In certain circumstances, we may acquire office, self-storage, warehouse and/or industrial properties.

Membership Interests

The terms of the Class A Interests are governed by the Company’s Operating Agreement (“Operating Agreement”) as may be amended from time to time. The Class A Interests are entitled to a 80% profit interest in the Company, and the Class B Interests, all of which are held by the Company’s Manager, are entitled to a 20% profit interest. Upon a “Capital Transaction” such as a refinance or disposition of a property, distributions will be made first, to the holders of the Class A Interests until they have received a return of one hundred percent (100%) of their capital contributions, and then the remainder going 80% to the holders of the Class A Interests and 20% to the holder of the Class B Interests. The Company began making quarterly distributions in July 2024 and has distributed a total of $3,864,327 to Class A Members as of April 30, 2026.

The Manager has the discretion to distribute more than 80% of distributable cash to the Class A unitholders, with the intention that at a later time, when the cash flow from operations increases or a Capital Transaction occurs, the Manager will adjust cash distributions to ensure that cumulative total return is 80% to Class A and 20% to Class B. To allow it to do this, the Manager also has the discretion to allocate less than 80% of distributable cash to Class A unitholders so long as at least 80% of all Distributable Cash allocated to date (excluding any Distributable Cash allocated to Class A Members for return of capital contributions) remains allocated to the Class A Members. See Annual Report Item 7. Financial Statements Note 4 Members’ Equity. The impact of this at April 30, 2026 would be to distribute $966,082 to Class B unit holders.

Further information about the rights and obligations of the Class A Interests can be found in our Offering Circular, SUMMARY OF OPERATING AGREEMENT beginning on page 77, which is incorporated by reference herein as if fully set forth herein.

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Management

The Company does not have any employees but relies on services provided by the Manager and its affiliates. The Company’s Manager is Cardone Capital LLC (“Manager”). The Cardone Equity Funds which parallel invest with the Company in the Cardone Member LLCs are also managed by the Company’s Manager. The Company and the CEFs, and the Cardone Member LLCs operate under the direction of Mr. Grant Cardone, who is the Managing Member of Cardone Capital, LLC.

Mr. Cardone is also the Managing Member of Cardone Real Estate Acquisitions, LLC, (“CREA”). CREA, under the direction of Mr. Cardone, is responsible for the day-to-day operations of the properties, including overseeing the third-party property managers who supervise the day-to-day operations at each property and the eventual decision regarding each property’s disposal. (See Annual Report Item 3. Directors and Officers for further information.) Further information about the rights and obligations of the Manager, including certain limitations on its liability and rights to indemnification, can be found in our Offering Circular, SUMMARY OF OPERATING AGREEMENT beginning on page 77, which is incorporated by reference herein as if fully set forth herein.

The Manager and its affiliates are compensated for their services through returns on its Class B Units and certain fees. The Manager is only receiving returns on its Class B Units and has assigned all of its fees to its affiliate, CREA. CREA will receive an Acquisition Fee equal to 1% of each purchased property’s fixed asset purchase price, a 1% Disposition Fee equal to 1% of the disposition price received upon disposition and is also paid an annualized Asset Management Fee equal to 1% of the capital raised by the Company. Each property also pays a market rate property management fee, a portion of which is paid to CREA by certain properties and a portion of which is paid to a third-party property manager. The Manager and/or its affiliates may also receive other market rate fees in connection with other services provided, including but not limited to construction, construction management, repair and maintenance work performed, real estate and loan brokerage fees, and other professional services. Affiliate(s) of the Manager also have and will receive interest payments in connection with the “pre-funding” of the Company’s investments in the Cardone Member LLCs. See Annual Report Item 7. Financial Statements Note 5 Related Party Transactions and Annual Report Item 3. Executive Officer Compensation, for further information regarding fees and compensation paid to the Manager.

Our Manager and its affiliates experience conflicts of interest in connection with the management of our business. Potential conflicts of interest include, but are not limited to, the following:

•

Our Manager and its affiliates originates, offers, and manages other investment opportunities and funds outside of the Company including those that have similar investment objectives as the Company, and also may make investments in real estate assets for their own respective accounts, whether or not competitive with our business.

•	The Manager has enlisted the services of a third-party in order to manage the Company’s assets. The compensation for that third-party is at market rates.

•

The acquisitions of investments at higher purchase prices would entitle our Manager to higher acquisition fees and asset management fees regardless of the quality or performance of the investment and, in the case of acquisitions of investments from other entities, might also entitle our Manager or its affiliates or assigns to disposition fees in connection with services for the seller.

•

We may borrow money from the Manager or affiliates of the Manager at prevailing market rates, or engage the Manager or affiliate of the Manager to perform services at prevailing market rates. Prevailing market rates are determined by the Manager based on industry standards and expectations of what the Manager would be able to negotiate with a third-party on an arm’s length basis.

•	The Manager and its affiliates are not required to devote all of their time and efforts to our affairs.

•	The terms of our operating agreement (including the Manager’s rights and obligations and the compensation payable to our Manager and its affiliates) were not negotiated at arm’s length.

•	The Members may not remove the Manager.

Further information about potential conflicts of interest of our Manager can be found in our Offering Circular, RISK FACTORS beginning on page 12, which is incorporated by reference herein as if fully set forth herein.

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Risk Factors

We face risks and uncertainties that could affect us and our business as well as the real estate industry generally. These risks are outlined under the heading “Risk Factors” contained in our latest offering circular filed with the SEC (“Offering Circular”) which may be accessed at www.sec.gov, as the same may be updated from time to time by our future filings under Regulation A. In addition, new risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial performance. These risks could result in a decrease in the value of our Membership Interests.

Competition

The multifamily industry is highly competitive, and we face competition from many sources, including from other multifamily apartment communities both in the immediate vicinity and the geographic market where our properties are and will be located. If so, this would increase the number of apartments units available and may decrease occupancy and unit rental rates. Furthermore, multifamily apartment communities we acquired compete, or will compete, with numerous housing alternatives in attracting residents, including owner occupied single and multifamily homes available to rent or purchase. The number of competitive properties and/or condominiums in a particular area, or any increased affordability of owner occupied single and multifamily homes caused by declining housing prices, mortgage interest rates and government programs to promote home ownership, could adversely affect our ability to retain our residents, lease apartment units and maintain or increase rental rates. These factors could materially and adversely affect us.

Investment Company Act

The Company is not registered as an Investment Company under the Investment Company Act of 1940, as amended. If at any time we may be deemed an “investment company,” we believe we will be afforded an exemption under Section 3(c)(5)(C) of the Investment Company Act of 1940, as amended. Section 3(c)(5)(C) of the 1940 Act excludes from regulation as an “investment company” any entity that is primarily engaged in the business of purchasing or otherwise acquiring “mortgages and other liens on and interests in real estate”.

Legal Proceedings

Pino v. Cardone Capital, LLC, et al. On September 16, 2020, an individual investor who represented himself as a non-accredited investor, and who invested the minimum in Cardone Equity Fund V, LLC and Cardone Equity Fund VI, LLC, filed a putative class action lawsuit. The lawsuit names as defendants Cardone Capital, LLC, Grant Cardone, Cardone Equity Fund V, LLC, and Cardone Equity Fund VI, LLC, and is styled Pino v. Cardone Capital, LLC, et al., Case No. 2:20-cv-8499 (C.D. Cal.). The claims asserted are for alleged violations of Sections 12(a)(2) and 15 of the Securities Act of 1933. On April 27, 2021, the court dismissed the complaint with prejudice. On May 28, 2021, plaintiff appealed the dismissal to the Ninth Circuit Court of Appeals, and, on December 21, 2022, the Ninth Circuit affirmed in part and reversed in part the dismissal with instructions on remand for plaintiff to file an amended complaint. On June 26, 2023, plaintiff filed a second amended complaint asserting the same claims, and on October 4, 2023, the court dismissed the second amended complaint with prejudice. On June 10, 2025, the Ninth Circuit reversed the dismissal, remanding the case to the district court. Defendants have now answered the complaint and, on March 27, 2026, the district court granted the Plaintiff’s motion for Class Certification. Discovery is ongoing. The Company’s Manager and Mr. Cardone do not believe that this case will interfere with their ability to manage the affairs of the Company.

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Item 2. Management’s Discussion and Analysis of Financial Conditions and Results of Operations

The information discussed in this item should be read together with the Company’s audited financial statements and related notes appearing under Item 7 of this Annual Report.

Overview

Cardone Non Accredited Fund, LLC is a Delaware limited liability corporation formed to primarily invest directly or indirectly in multifamily apartment complexes and commercial properties located throughout the United States.

On September 30, 2023, the Company began accepting subscription agreements as a part of raising $74,975,000 under Regulation A Plus from over a wide range of investors, with a primary focus on individual non-accredited investors. As of April 30, 2026, the company has issued 479,760.59 Class A units.

Results of Operations

As of December 31, 2025 and 2024, the Company had invested $47,526,611 and $45,950,411 in multifamily properties. Net losses for the year ended December 31, 2025, and for year ended December 31, 2024, totaled $1,858,406 and $1,588,653 respectively, and consisted of losses from unconsolidated investees of $1,254,636 and $1,428,250, asset management fees of $482,189 and $211,591, professional fees of $161,170 and $65,927, administrative and other fees of $20 and $12,737, interest income of $39,609 and $209,711, interest expense of $0 and $86,633, and other income of $0 and $6,774 respectively. See Annual Report Item 7. Financial Statements for further information regarding investments in unconsolidated investees and fees and compensation paid to the Manager. The Manager notes that the losses from unconsolidated investees are driven primarily by non-cash depreciation and amortization recognized on the properties, the total of which was $ 30,711,261 and $23,779,454 for all three properties (the Company’s pro-rata share of which constituted $3,614,658 and $2,344,592 based on its ownership percentage), respectively, for the years ended December 31, 2025 and December 31, 2024.

As of December 31, 2025, the Company had invested $17,309,054 in 10X Manor at Flagler Village (a 382-unit, Class A luxury apartment community), $10,783,928 in 10X Jacaranda (a 468-unit, Class A luxury apartment community), and $19,433,629 in The Edge at Flagler Village (a 331-unit Class A luxury apartment community). All three properties are cash flowing and are making quarterly pro-rata distributions of cash to the Company and a Cardone Equity Fund also controlled by the Manager, with distribution percentage being determined by Capital Contributions of each Entity (see the table provided in Annual Report Item 1, Business, above).

The Manager notes that REIT accounting rules require it to value its investments in the properties under the equity method of accounting whereby the investment is comprised of contributions, offset by distributions, and adjusted for the Company’s proportionate share of the investee’s earnings or losses. This calculation does not consider any appreciation to the market value of the properties which has occurred since acquisition. The properties showed a book loss for 2025 and 2024 due primarily to non-cash depreciation and amortization as noted above, resulting in a net loss for each property and a net loss for the Company as a whole.

The multifamily portfolio finished 2025 with strong occupancy levels ranging from 95% to 97%. South Florida continues to experience consumer demand for rental units which has been driving strong occupancy rates and monthly rental revenues. The Manager anticipates the demand for rental units will remain strong in 2026 for the Company’s locations.

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Liquidity and Capital Resources

The Company receives regular distribution of cash from the Cardone Member LLCs into which it has invested, almost all of which it distributes to its Class A Members. As of December 31, 2025, and December 31, 2024 the Company held $834,158 and $2,200,398 in cash and cash equivalents.

The Properties into which the Company has invested were purchased with cash and are currently unencumbered by debt. We anticipate that the revenues from the real properties held by the SPE’s will be sufficient to pay for any operating expenses associated with the properties for the foreseeable future. We do not anticipate offering any additional debt or equity in conjunction with the Company’s current investments.

The Company’s Manager determines the amount of distributions (“Distributable Cash”) to be paid to our investors from the distributions received from the investment in the SPEs which own the properties. Distributions from the properties and distributions to the Class A unitholders began in July 2024, and as of December 31, 2025, the Manager has distributed all distributable cash to the Class A Members, which totaled $3,272,843. At the Manager’s discretion, no distributions are being paid to the Class B Interest holder, the Manager, with the intention that at a later time, when the cash flow from operations increases or a Capital Transaction occurs, the Manager may adjust cash distributions to retroactively account for the deferred payments. (See Annual Report Item 7. Financial Statements Note 4 Member’s Equity for further information.) The impact of this at December 31, 2025 would be to distribute $818,211 to Class B unit holders.

Distributions paid to investors may not be indicative of future distributions since they are dependent upon the amount of the Company’s available Distributable Cash and the distributions received from the SPEs holding each property which may vary due to changes in rental rates, occupancy, expenses and other obligations of the property and general market conditions.

Trends and Key Information Affecting our Performance

Through December 31, 2025, we believe that current market dynamics and underlying fundamentals suggest an overall positive trend in the United States multifamily housing industry. Our properties are in desirable locations and are positioned to benefit from the wave of new renters relocating from major metropolitan areas, many of whom continue to work remotely. Job growth, increasing household formations, and evolving demographic trends provide a strong backdrop for sustained renter demand.

Several factors continue to reinforce the value proposition of owning multifamily properties. The rising cost of first-time home ownership, coupled with high mortgage interest rates and tight credit standards in the single-family mortgage market, has made renting a more attractive and accessible option for many households. Additionally, the escalating cost of building materials has made new construction less feasible, limiting the supply of new competitive buildings and supporting upward pressure on rental rates.

The tariff policies enacted under the current administration have already begun to affect the housing market. Higher costs for builders and developers have constrained new housing starts, resulting in fewer units entering the pipeline. For renters, this supply limitation has contributed to tighter vacancy rates and firmer rental pricing in many markets. Combined with steady job growth, increasing household formations, and evolving demographic trends, these dynamics reinforce the long-term advantages of holding and operating existing multifamily assets in well-positioned markets.

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Critical Accounting Policies

Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards that have different effective dates for public and private companies. We have elected to take advantage of this extended transition period, and thus, our financial statements may not be comparable to those of other reporting companies. Accordingly, until the date we are no longer an “emerging growth company” or affirmatively opt out of the exemption, upon the issuance of a new or revised accounting standard that applies to our financial statements and has a different effective date for public and private companies, we will disclose the date on which adoption is required for non-emerging growth companies and the date on which we will adopt the recently issued accounting standard.

The preparation of financial statements in accordance with GAAP requires management to use judgment in the application of accounting policies, including making estimates and assumptions. Such judgments are based on our management’s experience, our historical experience, and the industry. We consider these policies critical because we believe that understanding these policies is critical to understanding and evaluating our reported financial results. Additionally, these policies may involve significant management judgments and assumptions or require estimates about matters that are inherently uncertain. These judgments will affect the reported amounts of assets and liabilities and our disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. With different estimates or assumptions, materially different amounts could be reported in our financial statements. Additionally, other companies may utilize different estimates that may impact the comparability of our results of operations to those of companies in similar businesses.

Item 3. Directors and Officers

The following table shows the names and ages of the principals of the CREA, the Manager’s affiliate who manages the day-to-day operations of the Company, and the positions held by each individual:

Name(1)	Age	Title	Term of Office(2)
Grant Cardone	68	Chief Executive Officer	Inception - Present
Ryan Tseko	41	Executive Vice President	03/2015 - Present
James Derow	55	Chief Operating Officer	08/2024 - Present
Rey Valdez	36	Director of Accounting	06/2025 - Present

(1)	The address for the above individuals listed is 18851 NE 29th Ave STE 1000, Aventura, FL 33180

(2)	Term of Office refers to the officer’s term of office at CREA and predates the inception of the Company.

All of the above individuals work full time for CREA, which is responsible for the day-to-day management of forty-four (44) multifamily communities and two office buildings valued at approximately $5.3 billion. The Principals of CREA as of April 30, 2026 are as follows:

Grant Cardone, President and Chief Executive Officer

Grant Cardone is the Founder and Principle Executive Officer of Cardone Capital LLC, the Company’s Manager, and Cardone Real Estate Acquisitions, LLC, the Manager’s acquisition arm. Mr. Cardone started Cardone Real Estate Acquisitions, LLC in 1995. Mr. Cardone has over 30 years of experience investing in multifamily real estate properties.

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Ryan Tseko, Executive Vice President

Ryan Tseko has over ten years of institutional real estate investment experience and currently serves as the Manager’s Executive Vice President focusing on acquisitions and capital relationships. Ryan has been with the Manager since inception and was instrumental in constructing the investment and fundraising procedures currently in place. Prior to joining the Manager, Ryan was a commercial airline pilot for over 10 years. He holds a B.S. in Aviation and Airway Management from Utah Valley State University.

James Derow, Chief Operating Officer

James (“Jim”) Derow has acquired, operated and asset managed over $10 billion of real estate investments including 50,000 multifamily units located throughout the United States. Prior to joining Cardone Capital, Jim co-led the investment and asset management activities of NPRC, a private REIT that owned approximately 20,000 multifamily units, where he held the position of Managing Director from May 2022 to June 2023. Prior to that, Jim was the co-Founder and President of Blossom Properties where, from September 2019 to May 2022, he oversaw the company’s daily operations including acquisitions, asset management, and investor reporting. Jim also served as Chief Operating Officer of Pepper Pike Capital Partners from January 2018 to July 2019, a multifamily owner/operator that self-managed its 8,000-unit portfolio. Earlier in his career, Jim spent seven years as a Managing Director at Square Mile Capital Management from February 2007 to July 2014, where he oversaw the acquisition and asset management functions for the firm’s multifamily investments. Jim holds a BA from Harvard University and an MBA from the Ross School of Business at the University of Michigan.

Rey Valdez, Director of Accounting

Rey Valdez joined the Cardone Capital team in 2025 and currently serves as Director of Accounting, where he oversees the firm’s accounting, tax, and treasury functions. Prior to joining Cardone Capital, Rey was a Fund Controller at Rialto Capital, a multi-strategy registered investment adviser. During his eight-year tenure, he served as Controller of Rialto’s real estate equity vehicles, which included multiple equity funds, co-investments, and joint ventures with multibillion-dollar assets under management. Rey also managed the accounting and reporting function for a $16.8 billion loan portfolio owned by the FDIC, Blackstone, and Rialto. Earlier in his career, Rey was a Manager in Deloitte & Touche’s Audit and Assurance Practice, specializing in investment management. Over his seven-year tenure, he served financial services clients including private equity and venture capital funds, fund of funds, and registered investment advisers. He led the financial reporting, under U.S. GAAP, for numerous multi-billion dollar AUM engagements with complex capital structures. Rey holds a Bachelor of Science in Accounting from William Paterson University and is a Certified Public Accountant (CPA).

The principals identified above operate under the direction of Mr. Grant Cardone. He is the sole decision maker of CREA, which provides day-to-day operational services for the Company, and Cardone Capital LLC which is the Manager of the Company. The Manager directs, manages, and controls the Company to the best of its ability and has full and complete authority, power, and discretion to make any and all decisions and to do any and all things that the Manager shall deem to be reasonably required to accomplish the business and objectives of the Company.

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Compensation of Executive Officers

Mr. Cardone does not currently receive any compensation for his services, other than returns he receives from the Company on his direct personal investments in the Company, the returns received by Cardone Capital LLC, which is wholly owned by Mr. Cardone, as the holder of the Class B Interests, and fees assigned by the Manager to CREA, which is also wholly owned by Mr. Cardone. (See Annual Report Item 7. Financial Statements Note 5 Related Party Transactions, as well as our Offering Circular, CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS, beginning on page 88, for further information, each of which is incorporated by reference herein as if fully set forth herein.) Each other persons involved in the day-to-day operations of the Company are employed by CREA and each receives compensation from CREA for his or her services.

The following table sets forth the cash compensation of the Manager:

Name and Principal Position	Year	Cash Compensation	Other Compensation
Cardone Capital LLC, Manager	2024	$0(1)	100% of the Class B Interests(2)
Cardone Capital LLC, Manager	2025	$0(1)	100% of the Class B Interests(2)

(1) All management fees payable to the Manager are assigned by the Manager to CREA. The total amount of these fees discussed in Item 5: Interest of Management and Others in Certain Transactions and Item 7. Financial Statements Note 5 Related Party Transactions.

(2) We issued 100% of the Class B Interests on January 31, 2022, to our Manager for no consideration

From inception to December 31, 2025, Cardone Capital LLC has not received any distributions by virtue of its holding the Class B Interests of the Company, but had deferred distributions of $818,211, which it expects to distribute to the Manager at the time of the next Capital Transaction. More information regarding the compensation of the Manager can be found in our Offering Circular, EXECUTIVE COMPENSATION section, page 87, which is incorporated by reference herein as if fully set forth herein.

Item 4. Security Ownership of Management and Certain Securityholders

The following table presents information regarding the Company’s Equity Program investors as of April 30, 2026, by:

•	our Manager;

•	our Manager’s Managing Member; and

•	any equity owner known by us to beneficially hold 10% or more of the Company’s equity interests.

12

Name	Number of Class A Interests as of April 30, 2026	% of Class A Interests as of April 30, 2026	Number of Class B Interests as of April 30, 2026	% of Class B Interests as of April 30, 2026
Grant Cardone[1]	250[2]	0.0521%	1,000[3]	100%

(1) Grant Cardone owns 100% of the equity interests of Cardone Capital LLC, the Company’s Manager. The business address for Mr. Cardone and Cardone Capital LLC is 18851 NE 29th Ave STE 1000, Aventura, FL 33180.

(2) Class A Interests above are directly beneficially owned by Mr. Cardone.

(3) All of the Class B Interests are held directly by Cardone Capital LLC, which is wholly owned by Grant Cardone.

Item 5. Interest of Management and Others in Certain Transactions

We issued 100% of the Class B Interests to our Manager for no consideration. The Manager is controlled by Grant Cardone. Grant Cardone is the manager of the Manager. The Manager has and shall receive the following fees and compensation, all of which (to date) have been assigned by the Manager to CREA:

Fee	Timing of the Fee	Amount or Description of Fee

Acquisition Fee	Fees charged to the Company as Properties are acquired

The Manager or its designated assigns will earn an acquisition and due diligence fee of 1.0% of the purchase price of the individual property (multiplied by the percentage of the property that the Company is investing in, in the case of a co-investment). For the year ended December 31, 2025, the Company is fully invested and no acquisition fees were incurred. Since inception, a total of $3,929,500 in fees have been capitalized as acquisition costs and included in the basis of the respective purchased investment. The Company’s proportional share, based on its ownership interest in the underlying investments, totaled $448,903 and is included in the investment cost.

Asset Management Fee	Fees charged to the Company for management of its investments

The Manager or its designated assigns will earn an asset management fee of 1% of the total Capital Contributions made to the Company by its Members (i.e., paid for the purchase of Class A Interests), accrued monthly. For the years ended December 31, 2025 and 2024, the Company incurred $482,189 and $211,591, respectively, in asset management fee expense. As of December 31, 2025 and 2024, $693,780 and $139,714 in asset management fees were outstanding and due to the Manager.

Disposition Fee	Fees charged to the Company as Properties are disposed of

The Manager or its designated assigns will earn a disposition fee of 1.0% of the sales price of the individual property (multiplied by the percentage of the property that the Company is investing in, in the case of a co-investment). As of December 31, 2025, no properties have been sold.

Property Management Fee	Fees charged monthly during property operation as compensation for day-to-day management services provided

The Manager and/or an affiliated or third-party property managers will receive (in addition to reimbursement of expenses and costs) a property management fee for each Property managed at market rate (the approximate cost of property management services under present circumstances if such cost were negotiated at arms’ length, as estimated by the Manager in good faith) calculated on the monthly gross income from that Property, paid as an expense of the Property. A portion of the Property Management fees paid by the Cardone Member LLC’s to property managers was remitted to a designated affiliate of the Manager for assistance with the properties’ marketing program. The Company’s proportional share of this fee, based on the ownership of the respective investments, totaled $42,940 and $13,634 for the years ended December 31, 2025 and 2024, respectively. Total fees are difficult to determine at this time.

Financing Coordination Fee	Fees charged as third-party loans are closed

The Manager or its designated assigns will earn a financing coordination fee of 1.0% of each loan placed on the Asset funded by a third party, whether at the time of acquisition or pursuant to a Refinancing Transaction. As of December 31, 2025, no such fees have been paid or accrued.

Other Fees	Fees charged to the Company as Services are Provided

The Manager and/or its affiliates may receive market rate fees (the approximate cost of a good or service under present circumstances if such cost were negotiated at arms’ length, as estimated by the Manager in good faith) and costs for any construction, construction management, repair and maintenance work performed, and real estate and loan brokerage fees with respect to such services provided to or with regard to each such property. As of December 31, 2025, no other fees have been paid or accrued. Total fees are difficult to determine at this time.

Deferred Distributions to Manager	Class B Interest

Class B members are entitled to 20% distributable cash from operations and a residual 20% share of distributable cash from capital transactions after returning 100% of capital contributions to its members. Note that the Manager may choose (in its sole discretion) to defer the allocation of the full 20% of Distributable Cash to Class B Members until after Class A Members have had all of their Capital Contributions returned. As of December 31, 2025, the Manager has distributed all distributable cash to the Class A Members and has deferred its allocation of $818,211, which is expected to be paid to the Manager when a Capital Transaction occurs.

The Manager, in its sole discretion, may suspend, delay, accrue, or forego payment of any of the fees listed above unless otherwise contractually bound. Fees not paid when earned will be paid at such later time as the Manager may determine in its sole discretion, as an expense of the Company when Company resources allow, or will be paid after the sale of the Company’s assets. A full list of fees paid to the CREA and a discussion of other related party transactions is contained in Note 5 to our financial statements in “Item 7. Financial Statements”, which is incorporated by reference herein as if fully set forth herein.

Item 6. Other Information

This section intentionally left blank.

13

 Item 7. Financial Statements

 CARDONE NON ACCREDITED FUND, LLC

Financial Statements and Independent Auditor's Report

F-1

INDEPENDENT AUDITOR'S REPORT

Cardone Non Accredited Fund, LLC

Aventura, Florida

Opinion

We have audited the accompanying financial statements of Cardone Non Accredited Fund, LLC, which comprise the balance sheets as of December 31, 2025 and 2024, and the related statements of operations, changes in members' equity and cash flows for the years then ended, and the related notes to the financial statements.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cardone Non Accredited Fund, LLC as of December 31, 2025 and 2024, and the results of its operations and its cash flows for the years then ended, in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of Cardone Non Accredited Fund, LLC and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Cardone Non Accredited Fund, LLC’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on these financial statements.

F-2

In performing an audit in accordance with generally accepted auditing standards, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Cardone Non Accredited Fund, LLC’s internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Cardone Non Accredited Fund, LLC’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

Kaufman, Rossin & Co., P.A.
April 30, 2026 Miami, Florida

F-3

For the Years Ended December 31, 2025 and 2024

F-4

CARDONE NON ACCREDITED FUND, LLC

Balance Sheets
As of December 31, 2025 and 2024

	December 31, 2025	December 31, 2024
Assets
Cash	$834,158	$2,200,398
Investments in unconsolidated investees	41,538,401	43,685,163
Due from related parties	—	662,473
Other assets	32,355	32,332
Total Assets	42,404,914	46,580,366

Liabilities and Members' Equity
Liabilities:
Accounts payable	22,598	19,635
Accrued expenses — related parties	842,938	216,554
Offering proceeds	—	2,171,525
Divestitures payable	—	462,000
Distributions payable	598,115	485,493
Total Liabilities	1,463,651	3,355,207

Members' Equity:
Class A Units (750,000 authorized; 479,960.59 and 459,973.59 issued and outstanding as of December 31, 2025 and 2024)	47,976,059	45,997,359
Class B Units (1,000 authorized, issued and outstanding)	—	—
Accumulated distributions	(3,272,843)	(885,305)
Offering and syndication costs	(291,905)	(275,253)
Accumulated deficit	(3,470,048)	(1,611,642)
Total Members' Equity	40,941,263	43,225,159
Total Liabilities and Members' Equity	$42,404,914	$46,580,366

See accompanying notes, which are an integral part of these financial statements.

F-5

CARDONE NON ACCREDITED FUND, LLC

Statements of Operations
For the Years Ended December 31, 2025 and 2024

	December 31, 2025	December 31, 2024

Equity in losses of unconsolidated investees	$(1,254,636)	$(1,428,250)

Expenses
Asset management fee	482,189	211,591
Professional fees	161,170	65,927
Administrative and other	20	12,737
Total Expenses	643,379	290,255

Other Income (Expense)
Interest income	39,609	209,711
Interest expense	—	(86,633)
Other income	—	6,774
Total Other Income (Expense)	39,609	129,852

Net Loss	$(1,858,406)	$(1,588,653)

See accompanying notes, which are an integral part of these financial statements.

F-6

CARDONE NON ACCREDITED FUND, LLC

Statements of Changes in Members' Equity
For the Years Ended December 31, 2025 and 2024

		Class A		Class B
	Total	Units	Amount	Units	Amount
Balance, January 1, 2024	$2,011	250	$2,011	1,000	$—
Issuance of units	45,972,359	459,723.59	45,972,359	—	—
Offering and syndication costs	(275,253)	—	(275,253)	—	—
Distributions to unit holders	(885,305)	—	(885,305)	—	—
Net loss	(1,588,653)	—	(1,588,653)	—	—
Balance, December 31, 2024	43,225,159	459,973.59	43,225,159	1,000	—
Issuance of units	1,978,700	19,787.00	1,978,700	—	—
Offering and syndication costs	(16,652)	—	(16,652)	—	—
Distributions to unit holders	(2,387,538)	—	(2,387,538)	—	—
Net loss	(1,858,406)	—	(1,858,406)	—	—
Balance, December 31, 2025	$40,941,263	479,760.59	$40,941,263	1,000	$—

See accompanying notes, which are an integral part of these financial statements.

F-7

CARDONE NON ACCREDITED FUND, LLC

Statements of Cash Flows
For the Years Ended December 31, 2025 and 2024

	December 31, 2025	December 31, 2024
Cash Flows from Operating Activities
Net loss	$(1,858,406)	$(1,588,653)
Adjustments to reconcile net loss to net cash provided by operating activities:
Equity in losses of unconsolidated investees	1,254,636	1,428,250
Distributions from unconsolidated investees	2,468,326	836,998
Changes in operating assets and liabilities:
Other assets	(23)	(32,332)
Accounts payable	2,963	19,535
Accrued expenses — related parties	626,384	107,537
Net cash provided by operating activities	2,493,880	771,335

Cash Flows from Investing Activities
Investments in unconsolidated investees	(1,576,200)	(45,950,411)
Advances to related parties	662,473	(662,473)
Net cash used in investing activities	(913,727)	(46,612,884)

Cash Flows from Financing Activities
Offering proceeds	—	39,716,454
Offering and syndication costs	(16,652)	(169,258)
Divestitures payable	(654,825)	462,000
Distributions to unit holders	(2,274,916)	(399,812)
Net cash (used in) provided by financing activities	(2,946,393)	39,609,384
Net Change in Cash	(1,366,240)	(6,232,165)
Cash, beginning of year	2,200,398	8,432,563
Cash, end of year	$834,158	$2,200,398

Supplemental Disclosure of Cash Flow Information:
Interest paid	$86,633	$—
Income taxes paid	$—	$—
Supplemental Disclosure of Noncash Financing and Investing Activities:
Distributions declared and unpaid at the balance sheet date	$598,115	$485,493
Deferred offering costs converted to members' capital	$—	$105,995
Offering proceeds converted to members' capital	$2,171,525	$8,427,430

See accompanying notes, which are an integral part of these financial statements.

F-8

CARDONE NON ACCREDITED FUND, LLC

Notes to Financial Statements
For the years ended December 31, 2025 and 2024

NOTE 1: NATURE OF OPERATIONS

Cardone Non Accredited Fund, LLC (the “Company”), formerly known as Cardone Equal Opportunity Fund II, is a limited liability company organized January 31, 2022 under the laws of Delaware. The Company is located in Aventura, Florida. The Company was formed to raise up to $75 million under Regulation A Plus from a wide range of investors, with a primary focus on individual non-accredited investors, to acquire investments in multifamily and commercial real estate. The Company intends on investing through limited liability corporations (“Cardone Members LLC’s”) (treated as partnerships) that own a single multifamily property or commercial property (through single purpose entities “SPE”s). The Cardone Member LLC’s are co-owned by the Company (typically interests of less than 20%), and Cardone Equity Fund (“CEF”), related entities for accredited investors with common management. Grant Cardone, on a case by case basis, may own from 1% to 2.5% of the LLC’s. The fundraising activity will be primarily done through Cardone Capital LLC’s (the “Manager”) online platform. As of December 31, 2025, the Company has issued 479,761 Class A units and 1,000 Class B units and has invested in three multifamily real estate properties located in Florida.

The Company is not registered as an Investment Company under the Investment Company Act of 1940, as amended.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared under accounting principles generally accepted in the United States of America ("GAAP").

Cash and Concentration of Cash Balance

The Company's cash in bank deposit accounts, at times, may exceed federally insured limits. As of December 31, 2025, the Company had approximately $584,000 with financial institutions in excess of federally insured limits.

Investment in Unconsolidated Investees

Investments in limited liability companies in which the Company has a noncontrolling interest, but otherwise exercises significant influence, are accounted for under the equity method of accounting whereby the investment is comprised of contributions, offset by distributions, and adjusted for the Company's proportionate share of the investee's earnings or losses. The Company's share of losses from an equity method investment is recognized only to the extent of the Company's investment in such entity. Once the Company's investment has been reduced to zero, the Company does not recognize additional losses unless the Company has guaranteed obligations to the investee, committed additional funding or is otherwise required to provide financial support. Management recognizes a loss on the value of its investments when an other than temporary decline has occurred based on analysis of the excess carrying value of the investment compared to its fair value and the length of time such excess occurs.

Distributions received from unconsolidated investees are classified using the nature of the distribution approach in the statement of cash flows. Under this approach, distributions received should be classified on the basis of the nature of the activity of the investee that generated the distribution as either a return on investment (classified as operating cash inflow) or a return of investment (classified as investing cash inflow). Distributions received in excess of basis are recognized as income in the statement of operations.

Offering Proceeds

Offering proceeds are reflected as liabilities and represent subscriptions received in advance of issuance of Class A units that will be converted to members' equity upon acceptance of the investor by the Company.

F-9

Deferred Offering and Syndication Costs

The Company complies with the requirements of Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") 340-10-S99-1 and SEC Staff Accounting Bulletin (SAB) Topic 5A — "Expenses of Offering". Deferred offering costs consist principally of accounting and legal fees incurred in connection with an offering the Company commenced during 2023 under Regulation A Plus. Prior to the completion of the offering, these costs are capitalized as deferred offering costs on the balance sheet. The deferred offering costs will be charged as offering and syndication costs on the statement of members' equity upon the completion of the offering or to expense if the offering is not completed.

Distributions Payable

Distributions payable represents dividends declared but unpaid as of the balance sheet dates.

Divestiture Payable

Divestitures payable represents amounts due to investors who have submitted valid redemption requests to withdraw their interests in the Company as of the balance sheet dates Divestitures payable are recognized as liabilities by the Company when the redemption requests has been received and accepted by the Company.

Income Taxes

The Company has elected to be taxed as a REIT pursuant to Sections 856–860 of the Internal Revenue Code. Generally, as a qualified REIT, the Company is not subject to federal income tax to the extent that it distributes its taxable income to the members and complies with certain statutory organizational and operational requirements. If the Company fails to qualify as a REIT in any taxable year, it will be subject to federal and state income taxes (including applicable alternative minimum taxes) based on its taxable income using the applicable corporate income tax rates. The Company may be subject to certain state and local income taxes, as well as federal income tax on any undistributed taxable income.

The Company assesses its tax positions in accordance with Accounting for Uncertainties in Income Taxes as prescribed by the Accounting Standards Codification, which provides guidance for financial statement recognition and measurement of uncertain tax positions taken or expected to be taken in a tax return for open tax years (generally a period of three years from the later of each return’s due date or the date filed) that remain subject to examination by the Company’s major tax jurisdictions.

The Company assesses its tax positions and determines whether it has any material unrecognized liabilities for uncertain tax positions. The Company records these liabilities to the extent it deems them more likely than not to be incurred. Interest and penalties related to uncertain tax positions, if any, would be classified as a component of income tax expense.

The Company believes that it does not have any significant uncertain tax positions requiring recognition or measurement in the accompanying financial statements.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Risks and Uncertainties

The Company's business and operations are sensitive to general business and economic conditions in the U.S. and worldwide along with local, state, and federal governmental policy decisions. A host of factors beyond the Company's control could cause fluctuations in these conditions, including but not limited to: its ability to raise sufficient funds from investors to acquire multifamily and commercial real estate, the availability of suitable real estate properties to acquire, and changes to Regulation A Plus. Adverse developments in these general business and economic conditions could have a material adverse effect on the Company’s financial conditions and the results of operations.

NOTE 3: INVESTMENTS IN UNCONSOLIDATED INVESTEES

As of December 31, 2025 and 2024, the Company owned noncontrolling interests in three limited liability companies which own and operate multi-family rental properties. Since the Company does not control the investee, it reflects its investments in such limited liability companies on the equity method.

F-10

The Company's investments in unconsolidated investees as of December 31, 2025 and 2024 consisted of the following:

Investment in unconsolidated investees	Manor	Jacaranda	Edge	Total
Ownership Interest	10.6752%	8.125%	16.0882%
Balance, January 1, 2024	$—	$—	$—	$—
Contributions	16,368,454	10,783,928	18,798,029	45,950,411
Distributions	(450,451)	(290,880)	(95,667)	(836,998)
Proportionate share of 2024 activity	(560,602)	(462,291)	(405,357)	(1,428,250)
Balance, December 31, 2024	15,357,401	10,030,757	18,297,005	43,685,163
Ownership Interest	11.220%	8.125%	16.542%
Contributions	940,600	—	635,600	1,576,200
Distributions	(829,651)	(614,603)	(1,024,070)	(2,468,324)
Proportionate share of 2025 activity	(220,317)	(354,255)	(680,066)	(1,254,638)
Balance, December 31, 2025	$15,248,033	$9,061,899	$17,228,469	$41,538,401

The 2025 and 2024 results of operations and financial position of the unconsolidated investees are summarized as follows:

Condensed Statement of Operations	Manor	Jacaranda	Edge	Total
YEAR ENDED DECEMBER 31, 2024
Revenue	$8,829,787	$7,093,013	$3,013,792	$18,936,592
Operating Expenses	14,108,231	12,812,401	5,542,273	32,462,905
Loss from Operations	(5,278,444)	(5,719,388)	(2,528,481)	(13,526,313)
Other Income	26,985	29,727	8,889	65,601
Net Loss	(5,251,459)	(5,689,661)	(2,519,592)	(13,460,712)
YEAR ENDED DECEMBER 31, 2025
Revenue	14,040,913	13,551,684	10,296,366	37,888,963
Operating Expenses	16,082,456	18,005,590	14,480,259	48,568,305
Loss from Operations	(2,041,543)	(4,453,906)	(4,183,893)	(10,679,342)
Other Income	77,892	93,904	72,789	244,585
Net Loss	$(1,963,651)	$(4,360,002)	$(4,111,104)	$(10,434,757)

F-11

Condensed Balance Sheet	Manor	Jacaranda	Edge	Total
AS OF DECEMBER 31, 2024
Total Assets	$145,480,300	$124,595,803	$113,765,942	$383,842,045
Total Liabilities	1,672,246	722,900	398,620	2,793,766
Members' Equity	143,808,054	123,872,903	113,367,322	381,048,279
AS OF DECEMBER 31, 2025
Total Assets	136,249,064	112,439,259	103,961,050	352,649,373
Total Liabilities	1,234,645	625,469	352,295	2,212,409
Members' Equity	$135,014,419	$111,813,790	$103,608,755	$350,436,964

NOTE 4: MEMBERS' EQUITY

The Company is offering 749,750 Class A Units at $100 per unit through a Tier II offering pursuant to Regulation A Plus under the Securities Act and it intends to sell the units directly to investors and not through registered broker-dealers who are paid commission. The minimum investment is $5,000. The maximum amount to be raised in the offering is $75 million. Class A Members’ capital contributions represent substantially all of the contributed capital of the Company. Class A Members are entitled to 80% of distributable cash from operations and receive priority distributions of distributable cash from capital transactions until their total unreturned capital contributions are reduced to zero. Class B Units were issued to the Manager at formation and were not required to make capital contributions. Class B Members participate in allocations and distributions of distributable cash as provided in the operating agreement. Generally, Class B members are entitled to 20% of distributable cash from operations and to a “Catch-Up Allocation” and residual 20% share of distributable cash from capital transactions after Class A Members have received full return of their capital contributions.

As of December 31, 2025 and 2024, 250 Class A Units had been issued to Grant Cardone for the same amount and on the same conditions as the Class A Units being offered in the Company's Regulation A Plus Offering.

The Manager evaluates available cash for potential distributions at least annually and may declare distributions at its discretion, subject to available distributable cash and applicable law. Generally, distributable cash is allocated between Class A and Class B Members as follows:

I.	Distributable cash from operations: will be allocated eighty percent (80%) to Class A Members and twenty percent (20%) to Class B Members.

II.

Distributable cash from Capital Transactions: the Manager may elect to reinvest some or all of the proceeds from Capital Transaction. In the event the Manager elects not to reinvest Capital Transactions proceeds, distributable cash will be allocated in the following priority:

a.	First, the Class A Members will be allocated 100% of distributable cash until the Class A Members’ total capital contributions are reduced to zero

b.

Second, the Class B Members will be allocated a “Catch-Up Allocation,” whereby they are allocated 100% of distributable cash until the Class B Members have been allocated 20% of all distributable cash allocated to date other than distributable cash allocated to Class A Members for return of capital contributions

c.	Finally, the remaining distributable cash will be allocated 80% to the Class A Members and 20% to the Class B Members

The Manager may reallocate any portion of distributable cash from Class B Members to the Class A Members, or vice versa, provided that cumulative distributions to Class A Members equal at least 80% of total distributable cash to date. From inception through December 31, 2025, the Manager has distributed all distributable cash to the Class A Members totaling $3,272,842. When cash flow from operations increases or an exit occurs, the Manager may adjust cash distributions to be allocated cumulatively on the 80% / 20% basis. As of December 31, 2025, this would result in a distribution of $818,211 to the Manager.

F-12

The Company is governed by its operating agreement dated January 31, 2022, which limits the liability of its members to their total capital contributions and provides for the Company to continue in perpetuity until dissolved in accordance with the operating agreement. Class A Units are non-voting units on any matters. Class B Units are entitled to one vote per Class B Unit on all matters upon which the Members have the right to vote under the operating agreement.

NOTE 5: RELATED PARTY TRANSACTIONS

The Company has engaged the Manager to manage the Company under a management agreement. The Company is subject to the following fees under this agreement:

Reimbursement of Offering Expenses

The Company's Manager and its affiliates will be reimbursed for actual offering expenses incurred. Offering expenses consist of the actual legal, accounting, printing, marketing, advertising, filing fees, any transfer agent costs and other accountable offering-related expenses. For the years ended December 31, 2025 and 2024, offering costs of $16,652 and $169,258, respectively, were incurred by a related party on the Company's behalf. As of December 31, 2025 and 2024, $37,199 and $20,547 was owed to the related party, which are included as a component of accrued expenses – related parties on the accompanying balance sheets. This related party advance is unsecured, interest-free and repayable on demand.

Acquisition Fee

To compensate the Manager for sourcing, evaluating, structuring, underwriting, and negotiating the Company’s acquisitions, the Company or its underlying investment, will pay the Manager a 1% acquisition fee on each investment’s fixed asset purchase price. For the years ended December 31, 2025 and 2024, $0 and $3,929,500 of acquisition fees were paid to the Manager. As of December 31, 2025 and 2024, all acquisition fees have been paid, with a total of $3,929,500 capitalized into the basis of the acquired properties. The Company's proportional share, based on the ownership of the respective investments, totaled $448,903.

Financing Coordination Fee

The Manager is entitled to receive a financing coordination fee equal to 1.0% of the gross loan proceeds placed on any of the Company's real estate assets and funded by a third-party lender, whether in connection with an original acquisition or a subsequent refinancing transaction. The Financing Coordination Fee is intended to compensate the Manager for services rendered in applying for and securing such financing, which may include the Manager and/or its affiliates serving as guarantors of the related indebtedness. This fee will be paid at the discretion of the Manager, but no later than the liquidation of the real estate investment. As of December 31, 2025, no Financing Coordination Fees were earned or paid.

Disposition Fee

To compensate the Manager for services rendered in preparing for, negotiating, and executing the sale of real estate investments, the Company will pay the Manager, a disposition fee equal to 1% of the gross sale price of each investment. This fee will be paid at the disposition of real estate. As of December 31, 2025, no investments have been sold.

Asset Management Fee

The Company will pay the Manager, or its designated affiliate, a 1% annualized Asset Management Fee calculated based on the total Contributed Capital made to the Company by its Members. For the years ended December 31, 2025 and 2024, the Company incurred $482,189 and $211,591, respectively, in asset management fee expense, of which $693,780 and $139,714 remains payable as of December 31, 2025 and 2024, respectively. During 2025, the manager returned $71,877 of previously paid asset management fee back to the Company.

Marketing Fee

A portion of the property management fees paid by the Cardone Member LLC's to one of the property managers was remitted to a designated affiliate of the Manager for assistance with the properties' marketing program. The Company's proportional share of this fee totaled $42,940 and $13,634 for the years ended December 31, 2025 and 2024, respectively.

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Co-investments

As of December 31, 2025, the Company had co-invested with CEF 23, CEF 24, and CEF 25 across its three multifamily properties: Cardone Manor Member, LLC; Cardone Jacaranda Member, LLC; and Cardone Edge Member, LLC.

Entity	Manor		Jacaranda		Edge
	Capital Contributed	Ownership %	Capital Contributed	Ownership %	Capital Contributed	Ownership %
AS OF DECEMBER 31, 2024
The Company	$16,368,454	10.68%	$10,783,928	8.13%	$18,798,029	16.09%
CEF 23	136,963,600	89.32	—	—	—	—
CEF 24	—	—	121,939,634	91.87	—	—
CEF 25	—	—	—	—	98,045,550	83.91
Total	153,332,054	100.00	132,723,562	100.00	116,843,579	100.00
AS OF DECEMBER 31, 2025
The Company	17,309,054	11.22	10,783,928	8.13	19,433,629	16.54
CEF 23	136,963,600	88.78	—	—	—	—
CEF 24	—	—	121,939,634	91.87	—	—
CEF 25	—	—	—	—	98,045,550	83.46
Members' Equity	$154,272,654	100.00%	$132,723,562	100.00%	$117,479,179	100.00%

Advances from Related Parties

During 2024, the Company received advances from an entity related to the Manager to fund its investments in Cardone Member LLC's. These advances were unsecured, bore interest at a rate of 3.5% and were paid off in full during 2024. For the year ended December 31, 2024, the Company incurred interest of $86,633 related to these advances. As of December 31, 2025 and 2024, accrued interest amounted to $0 and $86,833, respectively, and is included as a component of accrued expenses – related parties in the accompanying balance sheets.

Advances to Related Parties

From time to time, the Company will make advances to its Cardone Member LLC's. These advances are unsecured, non-interest bearing, and due on demand. Management has not recorded an allowance for credit losses as management believes the amounts are fully collectible and are stated at net realizable value.

F-14

NOTE 6: FINANCIAL RISKS AND UNCERTAINTIES

The Company is subject to several risks including the following:

Liquidity Risk

Liquidity risk is the risk that the Company will not be able to raise funds to fulfill its commitments, including inability to sell investments quickly or close to fair value.

Market Risk

Market risk is the potential loss that can be caused by increases or decreases in the fair value of investments resulting from market fluctuations.

Credit Risk

Credit risk represents the potential loss that would occur if counterparties fail to perform pursuant to the terms of their obligations.

NOTE 7: SUBSEQUENT EVENTS

On March 15, 2026, the Company authorized and declared a distribution to the Company's Class A Members of 5.00% on an annualized basis for the period from December 16, 2025 to March 15, 2026. The total distribution of $591,485 was paid to Class A members on April 15, 2026.

Management has evaluated the impact of all subsequent events through April 30, 2026, which is the date that these financial statements were available to be issued and has determined that there were no subsequent events requiring adjustment to or disclosure in the financial statements, other than those already disclosed in the accompanying notes.

F-15

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this Annual Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Cardone Non Accredited Fund, LLC

By:	Cardone Capital LLC, its Manager

By:	/s/ Grant Cardone
Name:	Grant Cardone
Title:	Chief Executive Officer
Date:	April 30, 2026

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Grant Cardone	Chief Executive Officer of Cardone Capital LLC, the issuer’s Manager	April 30, 2026
Grant Cardone	(Principal Executive Officer)

/s/ Rey Valdez	Director of Accounting of Cardone Real Estate Acquisitions LLC	April 30, 2026
Rey Valdez	(Principal Financial Officer) (Principal Accounting Officer)

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